Exhibit 10.54
EXHIBIT F
MANAGING DIRECTOR AGREEMENT
This Agreement (“Agreement”) is between BearingPoint, Inc., (“BearingPoint”) and Judy Ethell (“You” and all similar references) as of July 1, 2005 (the “Effective Date”):
1. Employment. You accept employment on the terms of this Agreement from the Effective Date until the end of your employment with BearingPoint in accordance with Section 6. By signing this Agreement, you agree to: (a) devote your professional time and effort to BearingPoint’s business and to refrain from professional practice other than on account of or for the benefit of BearingPoint; (b) perform any and all work assigned to you by BearingPoint faithfully and to the best of your ability at such times and places as BearingPoint designates; (c) abide by all policies of BearingPoint, current and future, including the Equal Employment Opportunity policy attached as Exhibit A, and the Anti-Harassment policy attached as Exhibit B, (d) abide by the Confidentiality and Intellectual Property Agreement attached as Exhibit C, and (e) abide by the terms of the Consent Form, concerning personal data, attached as Exhibit D. You also confirm that you are not currently bound by any agreement that could prohibit or restrict you from being employed by BearingPoint Or from performing any of your duties under this Agreement.
2. Compensation and Benefits. As of the Effective Date, BearingPoint will pay you a base salary, less required and authorized withholding and deductions, payable in installments in accordance with BearingPoint’s normal payroll practices. From time to time, BearingPoint may adjust your Salary and other compensation in its discretion. During your employment, you will be eligible to participate in any employee compensation or benefit plans (including group medical and 401(k)), incentive award programs, and stock option plans, any applicable employee stock purchase plan and to receive other fringe benefits that BearingPoint may decide to make generally available to employees in your position. BearingPoint may amend or discontinue any of its plans, programs, policies and procedures at any time for any or no reason with or without notice.
You agree that in order to receive any stock options, you will be required to enter into a separate stock option agreement which will provide (among other things) for the termination of your stock options and a payment to BearingPoint or its designee of some or all of your gain if you violate Sections 1(d), 3, 6(b), or Exhibit C.
3. Covenants. In consideration of your employment and eligibility for stock options, restricted stock units and other equity rights, you agree to the following obligations which are reasonably designed to protect BearingPoint’s legitimate business interests without unreasonably restricting your ability to earn a living after leaving BearingPoint. The wishes or preferences of a Client or Prospective Client (defined below) are not relevant to or admissible in any dispute under Sections 3 or 4:

(a) While employed with BearingPoint and until 1 year after your termination or resignation, you cannot enter a relationship or venture to provide BearingPoint Services anywhere in the world for the benefit of an entity other than BearingPoint. A relationship or venture is defined as an association with (i) another management group member of BearingPoint (or other comparable individual), or (ii) any individual who was a management group member of BearingPoint (or other comparable individual) within 12 months before your termination or resignation or 12 months before you seek to perform BearingPoint Services with such an individual, whichever is later.
(b) While employed with BearingPoint and for 2 years after your termination or resignation, you shall not, directly or indirectly: (i) perform, provide or assist any “Competing Entity” as that term is defined in Section 5 below, in performing or providing BearingPoint Services for any Client or Prospective Client; or (ii) solicit or assist any entity in soliciting any Client or Prospective Client for the purpose of performing or providing any BearingPoint Services. Without limitation whatsoever to the foregoing, you expressly acknowledge and agree that for the purpose of providing, or assisting any Competing Entity in providing, BearingPoint Services, your calling upon, meeting with, making presentations to, having business related discussions with Clients and Prospective Clients of BearingPoint, within such 2 years of ceasing, for whatever reason, to serve as the Chief Accounting Officer (CAO) or Chief Financial Officer (CFO) of BearingPoint will necessarily constitute a violation of this Subsection 3.(b), immediately entitling BearingPoint to pursue all legal and equitable remedies available.
(c) While employed with BearingPoint and for 2 years after your termination or resignation, you shall not, directly or indirectly, accept employment or a contract for the provision of services, with any Competing Entity.
(d) While employed with BearingPoint and for 2 years after your termination or resignation, you shall not, directly or indirectly solicit, employ or retain (or assist another entity in doing so) any employee of BearingPoint or any former employee who left BearingPoint within 12 months before or after your termination or resignation to perform BearingPoint Services with you or any person associated with you.
4. Remedies. In addition to any other remedies that may be available to BearingPoint for breach of this Agreement, you agree to the following obligations and accept the following consequences for breaching Section 3. You agree that BearingPoint will suffer damages as a result of your breach of Section 3 that are difficult to calculate and that the payments required by Section 4 are a reasonable forecast of the damages likely to result and are not a penalty of any kind. In particular, you agree that your total compensation is based on your value to BearingPoint, and that it reflects your efforts at developing and maintaining client and employee relationships on behalf of BearingPoint.
(a) If you breach Section 3(b)(i) or (ii), you will, in addition to any payments under Sections 4(b), pay BearingPoint or its designee 50% of the gross fees and other amounts paid or payable during the 3 years after the breach to you or any other entity associated with you, by any Client or Prospective Client that was solicited or provided with services in violation of Section 3(b)(i) or (ii). These payments will be made in cash within thirty days after payment by the Client or Prospective Client.
(b) If you breach Section 3(d), you will, in addition to any payments under Sections 4(a), pay BearingPoint or its designee 100% of the total compensation (including salary and bonus) paid or payable by BearingPoint to the solicited, employed or retained employee during: (i) the 12 months before your breach of Section 3(d); or (ii) in the case of a former employee, the 12 months before the employee left BearingPoint. These payments will be made in not less than quarterly cash installments over the 24 months following such breach.
5. Certain Definitions.
“Cause” means any of the following conduct by you: (I) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (II) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (III) engagement in any activity that you know or should know could harm the business or reputation of BearingPoint; (IV) material failure to adhere to BearingPoint’s corporate codes, policies or procedures; (V) continued failure to meet performance standards as determined by BearingPoint over two consecutive performance review periods; (VI) a breach or threatened breach of any provision of Sections 1(d), 3 or Exhibit C, or a material breach of any other provision of this Agreement if the breach is not cured to BearingPoint’s satisfaction within a reasonable period after BearingPoint provides you with notice (to your address on BearingPoint’s records) of the breach (no notice and cure period is required if the breach cannot be cured); or (VII) violation of any statutory, contractual, or common law duty or obligation to BearingPoint, including without limitation the duty of loyalty.
“Client” means any entity that is or was a client of BearingPoint (which includes any subsidiary of BearingPoint throughout this definition) at or within 12 months before the time you seek to represent a competitive enterprise or entity, or solicit or perform services for such client and that, within 2 years before your termination or resignation, you (I) performed BearingPoint Services for or on behalf of BearingPoint, or a related or affiliated entity, or (II) had contact with, knowledge of, or access to Proprietary Information (as defined in Exhibit C) or other information concerning the client, in connection with your BearingPoint employment.
“BearingPoint” as used throughout this Agreement includes any successor to, or subsidiary of BearingPoint with which you become employed or associated (except as more broadly defined elsewhere in this Agreement).
“BearingPoint Services” means the managed services, business strategy consulting services, systems integration and information technology operations services, conducted and provided by BearingPoint.

“Competing Entity” means any of the following entities, their affiliates, subsidiaries, and successors: Accenture Ltd., Answerthink, Booz Allen, Cambridge Technology Partners (CTP), Computer Sciences Corporation (CSC), Deloitte Consulting, EDS, Cap Gemini Ernst & Young, KPMG LLP, Anteon, SAP, Hewlett-Packard, IBM, Lucent Technologies, Oracle, PricewaterhouseCoopers, Unisys, US Web, and Ernst & Young.
“Prospective Client” means any entity that is not a Client but with respect to whom, within 1 year before your termination or resignation, you (I) conducted, prepared or submitted, or assisted in conducting, preparing or submitting, any proposal or client development or marketing efforts on behalf of BearingPoint (which includes any subsidiary of BearingPoint throughout this definition), or a related or affiliated entity, or (II) had contact with, knowledge of, or access to Proprietary Information or other information concerning the prospective client, in connection with your BearingPoint employment.
6. Termination and Resignation. (a) Your employment is terminable at will. BearingPoint may terminate your employment for Cause effective immediately upon written notice (to your address on BearingPoint’s records). You will be entitled to earned and unpaid base salary and payment for any earned and unused personal days through the termination date (in the case of performance deficiencies, yon also will receive an additional payment as provided below).
BearingPoint also may terminate your employment other than for Cause or for no reason, effective upon written notice (to your address on BearingPoint’s records) or any later date specified in the notice. In this case, you will be entitled to all earned and unpaid base salary through the termination date. BearingPoint will also pay you for any earned and unused personal days and an additional amount of severance pay Which, when added to your personal days payment (if any), totals 3 months pay at your then current base salary. All of the payments in this Section 6(a) are less required and authorized withholding and deductions. BearingPoint, in its sole discretion, may elect any method or manner of payment under this provision, and may also require you to perform services, as detailed in Section 1 of this Agreement, during the period of time prior to your specified termination date. In the event you qualify for payment under any of the provisions of the employment letter entered into by you and BearingPoint on March 17, 2005 (the “Employment Letter”) as a result of your termination or resignation of employment, you shall not be eligible to receive any payment under the provisions of this Managing Director Agreement.
(b) You may voluntarily terminate your employment with BearingPoint upon 3 months prior written notice directed to BearingPoint’s Human Resources Department. Without limiting any other remedies, if you breach this Section 6(b), you will pay BearingPoint or its designee 25% of the total compensation (including salary and bonus) paid or payable to you on an annualized basis by BearingPoint during the fiscal year in which your breach occurs. These payments will be made in not less than quarterly cash installments over the 24 months following your breach.

(c) You agree to provide all assistance requested by BearingPoint in transitioning your duties, responsibilities and client and other BearingPoint relationships to other BearingPoint personnel, both during your employment and after your termination or resignation.
7. Arbitration. All disputes between you and BearingPoint (which includes any subsidiary of BearingPoint throughout this Section 7) shall be resolved by arbitration in Virginia. Arbitrable disputes include without limitation employment and employment termination claims and claims by you for employment discrimination, harassment, retaliation, wrongful termination, or violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, or the Employee Retirement Income Security Act, under any other federal, state, foreign or local law, regulation, ordinance, executive order, constitution, or under common law.
Arbitrations shall take place before a panel of three arbitrators which shall consist of one person selected by each of the two sides to the dispute and the third person jointly selected by the other two arbitrators. The arbitration panel shall have no authority to modify this Agreement (except pursuant to Section 12) or to award punitive or exemplary damages. BearingPoint may, without waiving its right to compel arbitration, and without securing or posting any bond, seek injunctive or other provisional relief from a court of competent jurisdiction in aid of arbitration, to prevent any arbitration award from being rendered ineffectual, to protect BearingPoint’s confidential information or intellectual property or for any other purpose in the interests of BearingPoint. The courts of Virginia or any court of competent jurisdiction in any other state will have jurisdiction over any proceeding relating to arbitrations, and may enter judgment on any arbitration award rendered or grant judicial recognition of the award or an order of enforcement. You agree to reimburse BearingPoint upon demand for any and all costs (including, without limitation, attorneys’ fees and court costs) incurred by BearingPoint in enforcing any of its rights under this Agreement.
8. Survival. Sections 1(d), 1(e), 2 through 14, and Exhibits C and D shall survive any termination of this Agreement or your employment (including your resignation).
9. Entire Agreement. This Agreement is the entire agreement between you and BearingPoint regarding these matters and supersedes any verbal and written agreements on such matters. In the event of a conflict between the main body of this Agreement and the Exhibits, the main body of the Agreement shall control. This Agreement may be modified only by written agreement. All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms.
10. Choice of Law/Conflicts. This Agreement shall be governed by the laws of the Commonwealth of Virginia. You and BearingPoint consent to the jurisdiction and venue of any state or federal court in the State of Virginia and agree that any permitted lawsuit may be brought to such courts or other court of competent jurisdiction. Each party hereby waives, releases and agrees not to assert, and agrees to cause its affiliates to waive, release and not assert, any rights such party or its affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Virginia law. In the event of a conflict between the provisions of this Managing Director Agreement and the provisions of the Employment Letter accepted by you and which resulted in your employment with BearingPoint, the terms of the Employment Letter shall control.
11. Waiver. Any party’s waiver of any other party’s breach of any provision of this Agreement shall not waive any other right or any future breaches of the same or any other provision.
12. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not nullify the validity of the remaining provisions of this Agreement. If any provision of this Agreement is determined by a court or arbitration panel to be overly broad in duration, geographical coverage or scope, or unenforceable for any other reason, such provision will be narrowed so that it will be enforced as much as permitted by law.
13. Assignment and Beneficiaries. This Agreement only benefits and is binding on the parties and their respective affiliates, successors and permitted assigns provided that you may not assign your rights or duties under this Agreement without the express prior written consent with the other parties. BearingPoint may assign any rights or duties that it has, in whole or in part, to other affiliated or subsidiary entities without your consent.
14. Counterparts. For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.
The parties state that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so:

For BearingPoint, Inc.:	For Employee:

/s/ Judy Ethell

Harry L. You	Judy Ethell
Chief Executive Officer	Date: June 22, 2005
BearingPoint, Inc